UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2006

Foot Locker, Inc.

(Exact Name of Registrant as Specified in its Charter)

New York	1-10299	13-3513936
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

112 West 34th Street, New York, New York		10120
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: 212-720-3700

Former Name/Address
(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On October 5, 2006 the Company entered into a new employment agreement (the “2006 Employment Agreement”) with Matthew D. Serra as Chairman of the Board, President and Chief Executive Officer, which extends the term of Mr. Serra’s employment with the Company through the end of the Company’s 2009 fiscal year. The 2006 Employment Agreement replaces the employment agreement between the Company and Mr. Serra dated February 9, 2005. A copy of the 2006 Employment Agreement is filed as Exhibit 10.1 to this report, and the description of the 2006 Employment Agreement herein is qualified in its entirety by reference to the text of the 2006 Employment Agreement. The material terms of the 2006 Employment Agreement are as follows:

1.            Under the Employment Agreement, Mr. Serra will continue to serve as Chairman of the Board, President and Chief Executive Officer for a fixed term beginning October 1, 2006 and ending January 30, 2010.

2.            Mr. Serra’s compensation arrangements continue unchanged under the 2006 Employment Agreement. Specifically, Mr. Serra will continue to receive an annual base salary of $1.5 million. In addition, Mr. Serra’s annual bonus at target continues to be 125 percent of his base salary, and his bonus at target under the Long-Term Incentive Compensation Plan (the “LTIP”) for any three-year performance period continues to be 90 percent of his base salary at the beginning of the performance period. Provided that Mr. Serra remains employed by the Company through the end of the contract term, Mr. Serra will be eligible for a pro-rata payout under the LTIP for the 2008-2010 and 2009-2011 performance periods.

3.            The 2006 Employment Agreement substantially retains the provisions of the Employment Agreement dated February 9, 2005 regarding the payment and benefits on termination of employment. Specifically,

(a)          If Mr. Serra’s employment is terminated by the Company without Cause or by him for Good Reason, or if the Company breaches any material provision of his employment agreement that is not corrected and, as a result, Mr. Serra elects to terminate his employment, he would receive (i) his base salary to the end of the contract term, (ii) his annual bonus at target, prorated to his termination date, (iii) his long-term bonus at target for the performance period ending in the year his termination occurred, prorated to his termination date, (iv) outplacement services for a period of one year following his termination date, and (v) all unvested shares of his restricted stock would vest.

(b)          If Mr. Serra’s employment is terminated either by the Company without Cause or by him for Good Reason within two years following the Change in Control, or by him within the 30-day period beginning three months following a Change in Control, he would receive the following payments and benefits, but the minimum amount of cash payments to Mr. Serra may not be less than 1.5 times the sum of his base salary and annual bonus at target: (i) his base salary to the end of the contract term, (ii) his annual bonus at target, prorated to his termination date, (iii) his long-term bonus at target for the performance period ending in the year his termination occurred, prorated to his termination date, (iv) outplacement services for a period of one year following his termination date, and (v) all unvested shares of his restricted stock and unvested stock options would vest. If the payments made to Mr. Serra upon the termination of his employment following a Change in Control are subject to the Excise Tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Serra would be entitled to a Gross-Up Payment, as defined in the 2006 Employment Agreement.

(c)         If Mr. Serra’s employment is terminated by the Company for Cause, death or disability, he would receive payment of his annual base salary through his termination date. He would also receive those benefits, if any, that the Company provides under its policies to employees whose employment is terminated for these reasons and any benefits required to be provided under the terms of any benefit or incentive plan.

(d)         Mr. Serra continues to be subject under the 2006 Employment Agreement to a non-competition and non-solicitation provision for two years following the termination of his employment.

4.            The 2006 Employment Agreement amends the provision of the restricted stock award granted to Mr. Serra in March 2006 that provided for the possible accelerated vesting of certain portions of the award. The March 2006 award provided that Mr. Serra could accelerate certain portions of the award if he retired on or after February 2, 2008. The amendment provides that such accelerated vesting will occur only if, on or after February 2, 2008, Mr. Serra retires from the Company during a period that meets the definition of a “short-term disability period.” A copy of the Amendment of Restricted Stock Agreement is filed as Exhibit 10.2 to this report, and the description of the amendment herein is qualified in its entirety by reference to the text of the Amendment of Restricted Stock Agreement.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

10.1	Employment Agreement with Matthew D. Serra dated October 5, 2006
10.2	Amendment of Restricted Stock Agreement dated October 6, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC.
(Registrant)

Date: October 10, 2006	By:	/s/ Gary M. Bahler
Senior Vice President, General Counsel and Secretary